Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Applied Innovation Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-100681, 333-68608, 333-67259, and 333-4432) on Form S-8 of Applied Innovation Inc. of our reports dated March 22, 2007, with respect to the consolidated balance sheets of Applied Innovation Inc. as of December 31, 2006 and 2005, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which reports appear in the December 31, 2006, annual report on Form 10-K of Applied Innovation Inc.
As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.
/s/ KPMG LLP
Columbus, Ohio
March 22, 2007